Exhibit 10.3

PLAINS ALL AMERICAN

TRANSACTION GRANT AGREEMENT

September 9, 2010

[name and address]

Re:  Grant of MLP Phantom Units

Dear [name]:

I am pleased to inform you that Plains All American Pipeline, L.P. (“PAA” or the “Partnership”) hereby grants to you a total of [amount] MLP Phantom Units, as described below, certain of which include tandem Distribution Equivalent Rights (“DERs”).  The MLP Phantom Units represent the right to receive, upon vesting as provided below, equity securities of PAA Natural Gas Storage, L.P. (the “MLP”).  Your MLP Phantom Units are denominated by reference to the currently outstanding series and classes of MLP equity, as follows:

A.           [one-third amount] MLP Phantom Units shall be denominated in Common Units of the MLP (the “Phantom Common Units”);

B.             [one-third amount] MLP Phantom Units shall be denominated in Series A Subordinated Units of the MLP (the “Phantom Series A Units”); and

C.             [one-third amount] MLP Phantom Units shall be denominated in Series B Subordinated Units of the MLP (the “Phantom Series B Units”).

A DER is a right to receive a quarterly cash payment from PAA equal to the distributions made by the MLP with respect to a Common Unit or Series A Subordinated Unit until such time that the tandem Phantom Common Unit or Phantom Series A Unit is paid to you or forfeited.  No DERs are granted with respect to the Phantom Series B Units.  The terms of this grant are set forth below.

1.                                       Subject to the further vesting provisions below, the MLP Phantom Units will vest (become payable) and be subject to payment as follows:

(a)                                  50% of the Phantom Common Units will vest on May 5, 2011 and the remaining 50% on May 5, 2012, respectively, and be payable on or within 20 Business Days of the applicable vesting date, in Common Units equal in amount to the number of Phantom Common Units vesting.  Upon vesting and payment, the DERs associated with your Phantom Common Units will expire.  Notwithstanding the foregoing, you shall be entitled to receive a proportionate share of the May 2011 and May 2012 distribution received by PAA with respect to the delivered units.

(b)                                 100% of the Phantom Series A Units will vest upon satisfaction of the requirements necessary to achieve conversion of the Series A Subordinated Units into Common Units as set forth in the MLP Partnership Agreement.  Because the Series A Subordinated Units will convert into Common Units on the first Business Day following the satisfaction of such requirements, upon vesting of the Phantom Series A Units, PAA will deliver Common Units in lieu of the Series A Subordinated Units underlying the Phantom Series A Units.  Any Phantom Series A Units that have not vested as of December 31, 2018 will be automatically cancelled on such date. DERs associated with the Phantom Series A Units will expire on the first Business Day following vesting or cancellation of such units.

(c)                                  The Phantom Series B Units will vest as follows: (i) 20% of your Phantom Series B Units will vest upon satisfaction of the requirements necessary to achieve conversion of the First Tranche Series B Subordinated Units into Series A Subordinated Units or Common Units, as set forth in the MLP Partnership Agreement; (ii) 21% of your Phantom Series B Units will vest upon satisfaction of the requirements necessary to achieve conversion of the Second Tranche Series B Subordinated Units into Series A Subordinated Units or Common Units, as set forth in the MLP Partnership Agreement; (iii) 15% of your Phantom Series B Units will vest upon satisfaction of the requirements necessary to achieve conversion of the Third Tranche Series B Subordinated Units into Series A Subordinated Units or Common Units, as set forth in the MLP Partnership Agreement; (iv) 22% of your Phantom Series B Units will vest upon satisfaction of the requirements necessary to achieve conversion of the Fourth Tranche Series B Subordinated Units into Series A Subordinated Units or Common Units, as set forth in the MLP Partnership Agreement; and (v) 22% of your Phantom Series B Units will vest upon satisfaction of the requirements necessary to achieve conversion of the Fifth Tranche Series B Subordinated Units into Series A Subordinated Units or Common Units, as set forth in the MLP Partnership Agreement.  Upon vesting, the Phantom Series B Units will be payable by PAA in Series A Subordinated Units or in Common Units it receives upon conversion of the Series B Subordinated Units.  You shall be entitled to receive a proportionate share of any distribution payment received by PAA upon conversion of the Series B Subordinated Units pursuant to the terms of Section 5.12 of the MLP Partnership Agreement. Any Phantom Series B Units that have not vested as of December 31, 2018 will be automatically cancelled on such date.

(d)                                 Notwithstanding any other provision of this Agreement, all of your Phantom Series A Units and Phantom Series B Units will vest upon conversion of the Series A Subordinated Units and Series B Subordinated Units pursuant to the terms of Section 11.4 of the MLP Partnership Agreement.

2.                                       Subject to the exceptions below, in the event of the termination of your employment with the Company and its Affiliates, all of your then outstanding MLP Phantom Units and associated DERs shall automatically be forfeited as of the date of termination.  The exceptions are:

(a)                                  If the Company or its Affiliates terminate your employment other than a Termination for Cause: (i) any unvested Phantom Common Units shall be deemed nonforfeitable on the date of termination, and shall be payable on the next following Distribution Date; and (ii) any DERs associated with the unvested, nonforfeitable Phantom Common Units described in clause (i) shall not be forfeited on the date of termination, but shall be payable and shall expire in accordance with paragraph 1(a);

(b)                                 If your employment with the Company or its Affiliates is terminated by reason of your death or your “disability” (a physical or mental infirmity that impairs your ability substantially to perform your duties for a period of eighteen months or that the Company otherwise determines constitutes a “disability”) your then outstanding MLP Phantom Units and tandem DERs shall not be forfeited on such date and: (i) such MLP Phantom Units shall vest or be cancelled in accordance with paragraph 1 above; and (ii) such DERs shall be payable and shall expire in accordance with paragraphs 1(a) and 1(b) above; and

(c)                                  In the event of a Change in Status, all of your then outstanding MLP Phantom Units and tandem DERs shall be deemed 100% non-forfeitable on such date, and such MLP Phantom Units shall be payable on the next following Distribution Date.

3.                                       Notwithstanding anything herein to the contrary:

(a)                                  If any vesting hereunder is generally coincident with the conversion of any tranche of the underlying denominated series or class of securities into a different series or class, PAA will satisfy its obligations hereunder by delivery of units of the class or series into which the underlying denominated series or class is converted.  PAA will deliver units in satisfaction of its obligations as soon as reasonably practicable, but not more than 20 Business Days following each vesting date;

(b)                                 In the event that any vesting hereunder or any actions associated with such vesting would create potential “short-swing” liability under Section 16 of the Securities Exchange Act, the Company in its sole discretion may postpone such vesting until such time as determined by the Company, but no later than March 13 of the year following the year in which the Phantom Units would otherwise have vested; and

(c)                                  To the extent any of the rights accruing to you hereunder may constitute “deferred compensation” within the meaning of Section 409A of the I.R.C., it is the intention of the Company that the provisions of this agreement comply in all respects with Section 409A.  If the Company determines after the date hereof that an amendment hereto is necessary to ensure the foregoing, it may make such amendment effective as of the grant date or any later date, without your consent (provided that any such amendment shall be narrowly tailored to achieve such compliance with as little deviation from the intent of this agreement as of the date hereof as is practicable).

4.                                       Upon payment pursuant to a DER, you agree that PAA may withhold any taxes due from your compensation as required by law.  Upon vesting of an MLP Phantom Unit, you agree that PAA may withhold any taxes due from your compensation as required by law, which, in the sole discretion of PAA, may include withholding a number of Common Units or Series A Subordinated Units otherwise payable to you.

As used herein, the phrase “Distribution Date” means the day in February, May, August or November in any year (as context dictates) that is 45 days after the end of the most recently completed calendar quarter (or, if not a Business Day, the closest previous Business Day).

The phrase “Change in Status” means (A) the termination of your employment by the Company and its Affiliates other than a Termination for Cause, within two and a half months prior to or one year following a Change of Control (the “Protected Period”) or (B) the termination of your employment by you due to the occurrence during the Protected Period, without your written consent, of (i) any material diminution in your authority, duties or responsibilities; (ii) any material reduction in your base salary; or (iii) any other action or inaction that constitutes a material breach of this agreement by the Company or its Affiliates; provided, however, a termination by you under Clause (B) shall not be a Change in Status unless (1) you provide written notice to the Company of the condition in (B)(i), (ii) or (iii) that would constitute a Change in Status within 90 days of the initial existence of the condition, (2) the Company fails to remedy the condition (or cause it to be remedied) within the 30-day period following such notice and (3) you terminate your employment within 10 days of the end of the 30-day period. As used herein, a termination of your employment means a “separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

The phrase “Change of Control” means, and shall be deemed to have occurred upon the occurrence of, one or more of the following events:  (i) the Company ceasing to retain direct or indirect control of the general partner of the Partnership; (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Partnership or the Company to any Person and/or its Affiliates, other than to the Partnership or the Company, including any employee benefit plan thereof; (iii) a consolidation, reorganization, merger or any other similar transaction involving (a) a Person other than the Partnership or the Company and (b) the Partnership, the Company or both; (iv) the Persons who own membership interests in the Company on the date hereof cease to beneficially own, directly or indirectly, more than 50% of the membership interest in the Company; or (v) any Person, including any partnership, limited partnership, syndicate or other group deemed a “person” for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, becoming after the date hereof the beneficial owner, directly or indirectly, of more than 49.9% of the membership interest in the Company.  Notwithstanding the foregoing, no Change of Control shall be deemed to have occurred in connection with a restructuring or reorganization related to a securitization and sale to the public of direct or indirect equity interests in the general partner if (x) the Company retains direct or indirect control over the general partner and (y) the Persons who own membership interests in the Company on the date hereof continue to beneficially own, directly or indirectly, more than 50% of the membership interest in the Company.

The phrase “Termination for Cause” shall mean severance of your employment with the Company or its Affiliates based on your (i) failure to perform your job function in accordance with standards described to you in writing; or (ii) violation of the Company’s Code of Business Conduct (unless waived in accordance with the terms thereof) in each case, with the specific failure or violation described to you in writing.

The “Company” refers to Plains All American GP LLC.

Terms used but not defined herein shall have the meanings set forth in the Second Amended and Restated Agreement of Limited Partnership of PAA Natural Gas Storage, L.P. (as amended, the “MLP Partnership Agreement”); provided, however, that terms used but not defined in the definitions of “Change in Status,” “Change of Control” and “Termination for Cause” shall have the meanings set forth in the Third Amended and Restated Agreement of Limited Partnership of Plains All American Pipeline, L.P. (as amended, the “Partnership Agreement”).  Copies of the MLP Partnership Agreement and Partnership Agreement are available upon request.

In order for this grant to be effective, you must designate a beneficiary that will be entitled to receive any benefits payable under this grant in the event of your death.  Please execute and return a copy of this grant letter to me no later than 10 Business Days after your receipt, and retain a copy for your files.

Plains All American Pipeline, L.P.

By:	PAA GP LLC, its general partner
By:	Plains AAP, L.P., its sole member
By:	Plains All American GP LLC, its general partner

By:
Name:
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